Board of Directors
Empire Communications Corporation
Salt Lake City, Utah

We consent to the use in the Registration Statement of Empire Communications Corporation on Form 10-KSB, of our report dated January 15, 1999 of Empire Communications Corporation for the year ended December 31, 1998, which are part of the Registration Statement, and to all references to our firm included in this Registration Statement.



Jones, Jensen & Company
Salt Lake City, Utah
March 15, 1999